September 24, 2008	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS REPORTS INITIAL ASSESSMENT FOLLOWING HURRICANES

DENVER - DCP Midstream Partners, LP (NYSE: DPM) (the Partnership) today announced an assessment of the impact of hurricanes Gustav and Ike on its operations. Both hurricanes made landfall along the Texas and Louisiana Gulf Coast in September.

None of the Partnership’s assets operated by DCP Midstream, LLC, the owner of the Partnership’s general partner, sustained significant damage. Certain of the Partnership’s facilities were fully or partially curtailed pending resumption of operations at downstream third party NGL facilities in some cases and restoration of electric power service. All assets operated by DCP Midstream, LLC for the Partnership have been returned to service.

The Partnership owns 40 percent of the Discovery system, operated by Williams (NYSE: WMB), which includes an offshore natural gas gathering system, as well as the Larose natural gas processing plant and Paradis fractionation facility. Neither of the processing facilities, located onshore south of New Orleans, sustained significant damage; they are fully operational and currently processing volumes from onshore sources. Discovery's offshore gathering system sustained storm damage and is not accepting gas from producers while damage assessments and repairs are being made. Williams expects the offshore gathering system to be shut in for a minimum of 30 days.

The Partnership’s initial estimate of the net income impact of hurricane-related damages and lost margins due to curtailed operations for the third quarter of 2008 is approximately $7 million to $10 million. Of this amount, approximately $4 million to $7 million is attributable to the Partnership's 40 percent interest in Discovery and includes the Partnership’s share of Discovery’s property insurance deductible when incurred.

The Partnership does not expect any impact to the Partnership's regular cash distribution to unitholders for the third quarter of 2008 due to the hurricanes.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on the Partnership’s results of operations and financial condition are:
•	the level and success of natural gas drilling around our assets and our ability to connect supplies to our gathering and processing systems in light of competition;
•	our ability to grow through acquisitions, asset contributions from our parents, or organic growth projects, and the successful integration and future performance of such assets;
•	our ability to access the debt and equity markets;
•	fluctuations in oil, natural gas, propane and other NGL prices; our ability to purchase propane from our principal suppliers for our wholesale propane logistics business; and
•	the credit worthiness of counterparties to our transactions.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

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